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                                                                    Exhibit 10.2
[month] [day], 200_


[Name]
[address]

Dear [name]:

It's with pleasure I confirm your continued employment with Hanover Direct, Inc. ("Hanover Direct" or the "Company") as Executive Vice President and __________. This letter will highlight essential details and summarize information concerning the terms and conditions of your employment with Hanover Direct and sets forth the entire understanding of you and Hanover Direct relating to the subject matter hereof, and supersedes all prior agreements, arrangements, representations and understandings, written or oral, relating to the subject matter hereof.

General Duties and Responsibilities
-----------------------------------

You shall carry out the responsibilities and duties as shall be determined from time to time by the Chief Executive Officer and the Board of Directors of Hanover Direct. During your employment, you shall devote your full business time and attention to the business of Hanover Direct and shall not, during such period, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary or non-pecuniary advantage, without the prior written and informed consent of the Chief Executive Officer and the Board of Directors (or the Compensation Committee thereof) of Hanover Direct. Notwithstanding the above, you (a) may serve on the boards of directors of charitable or other organizations and companies not competing with Hanover Director or as an unpaid officer of a charitable organization, and (b) can manage your own personal and family investments and affairs; provided, however, that such activities do not interfere with the execution of your duties to Hanover Direct, do not otherwise violate any provision of your employment or otherwise conflict in any way with the business of Hanover Direct.

Compensation
------------

Your bi-weekly salary is $____, which annualized is equivalent to $_______. You will be eligible for a performance review in March 200_, and thereafter, under the current practices of the Company, your base salary will be reviewed in March of all subsequent years you remain an employee of Hanover Direct.

In addition, as part of your annual cash compensation, you will be eligible for an annual performance bonus based on attainment of corporate EBITDA goals to be established by the Compensation Committee of the Board or Directors. Although the Compensation Committee will determine the actual amount of your bonus, you will receive a bonus of at least 50% of your base salary at threshold, 75% of your base salary at target and 125% of your base salary in the event the corporate EBITDA goals are exceeded. Notwithstanding the preceding sentence, for 2002 you will receive a bonus of at least 50% of your base salary at maximum at threshold, 100% of your base salary at maximum at target and 150% of your base salary at maximum in the event the corporate EBITDA goals are exceeded.

With the approval of the Compensation Committee of the Board of Directors, you were [recently] awarded options to purchase ____ shares of common stock of Hanover Direct (the "Option") pursuant to the Hanover Direct, Inc. 2000 Management Stock Option Plan (the "Plan"). The terms and conditions of the


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Option, including but not limited to vesting, transfer, exercise and expiration, are set forth within and are governed by a stock option agreement between you and the Company and by the Plan. The Option is in addition to the _______ stock options previously awarded to you by separate grants.

Rights Upon Termination of Employment
-------------------------------------

In addition to the above compensation package, you are also guaranteed:


>> In the event of the termination of your employment with Hanover Direct either (a) by the Company other than "For Cause" (as such term is hereinafter defined), or (b) by you "For Good Reason" (as such term is hereinafter defined), you will receive eighteen (18) months of severance pay, COBRA reimbursement and Exec-U-Care plan coverage. Severance pay and COBRA and other severance benefits are conditioned upon your (i) providing an unconditional general release in favor of Hanover Direct in a form approved by the Company of any and all claims arising out of, relating to or concerning your employment or the termination of your employment with the Company and (ii) material compliance with the restrictive covenants set forth below.

         "For Good Reason" shall mean the voluntary termination by you of your employment with Hanover Direct on account of any of the following actions: (a) a substantial and material diminution of your duties or responsibilities for Hanover Direct, (b) a material and substantial diminution of your base salary or any long-term incentive opportunity (each as in effect as of the date hereof), (c) Hanover Direct's requiring you to regularly report to work at a facility that is more than thirty (30) miles from the facility at which you regularly report as of the date hereof, (d) the failure of Hanover Direct to provide you with the number of paid vacation days to which you would otherwise be entitled in accordance with the vacation policy of the Company and as set forth below, or (e) any action by Hanover Direct that adversely affects in a material way your participation in or materially reduces your benefits under any of such of Hanover Direct's employee benefit or compensation plans.

         "For Cause" shall mean the involuntary termination of your employment with Hanover Direct on account of your (a) willful and continued failure to perform your regular duties for Hanover Direct, (b) commission of an act of fraud relating to and adversely affecting Hanover Direct, or (c) conviction of a felony in connection with your employment with Hanover Direct.

>> In the event of the termination of your employment with Hanover Direct following a Change of Control (as that term is defined in the Hanover Direct, Inc. Eighteen Month Key Executive Compensation Continuation Plan (the "Change of Control Plan"), your severance rights and benefits shall be controlled by the terms and conditions of the Change of Control Plan.

>> In addition to the severance and other benefits provided for in the Change of Control Plan, you will receive a Transaction Bonus equal to 50% of your base salary in the event of a Change of Control.

Employee Benefits
-----------------

During your employment as an Executive Vice President of Hanover Direct, you will be eligible to participate in the following:

>>       5 weeks vacation annually
>>       The base medical and dental plans of the Company and the Exec-U-Care program
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>>       Company paid Life Insurance, with the option to buy supplemental insurance
>> Company paid Long-Term Disability, with the option to buy supplemental insurance
>> Company paid Accidental Death and Dismemberment Insurance, with the option to buy supplemental insurance
>>       401(k) retirement savings plan
>>       Employee merchandise discounts of up to 45%
>> Reimbursement of out-of-pocket expenses incurred on behalf of Hanover Direct on business
>> Indemnification pursuant to the terms and provisions of Article Fifth of the charter and Article IV of the by-laws of the Company, as amended or supplemented

Restrictive Covenants
---------------------

By signing this letter, you acknowledge, confirm and agree that, given your position as Executive Vice President, you will be privy to and put in possession of certain confidential information, proprietary property and trade secrets of Hanover Direct (collectively, "Confidential Information") and that the disclosure or use by you of any such Confidential Information, other than directly for the purposes of fulfilling your job requirements, would cause material, substantial and irreparable damage to Hanover Direct. Accordingly, you acknowledge and confirm that you have a continuing duty of confidentiality to Hanover Direct and agree that you will hold, during the period of your employment and at all times thereafter, in the utmost and strictest confidence and will not, without Hanover Direct's prior written permission, use or disclose (or act so as to cause the use or disclosure of) any Confidential Information. This provision shall survive the termination of your employment with Hanover Direct. For purposes hereof, "Confidential Information" shall include information pertaining to any aspects of Hanover Direct's business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers, clients or partners, whether of a technical nature or otherwise, including but not limited to, product and market research, product plans, products, services, suppliers, customer lists and customers, prices, costs and forecasts, personnel information and records, marketing and business development materials, software, technology code or programs, developments, inventions, processes, formulas, designs, drawings, engineering, hardware configuration information, licenses, finances, budgets or other business information.

You further acknowledge and recognize the highly competitive nature of Hanover Direct's business and that you will have the opportunity to develop substantial relationships with existing and prospective clients, customers, strategic partners and employees and representatives of the Company during the course of and as a result of your employment with the Company. In light of the foregoing, you also covenant and agree, as a condition of your continued employment, that for a period of two (2) years following termination of your employment with Hanover Direct (the "Restricted Period"), whether voluntary or involuntary, you will not, directly or indirectly, hire or engage, or attempt to hire or engage, on behalf of yourself or any other person or entity, any person known by you to be a current employee, consultant or representative of Hanover Direct. In addition, you also covenant and agree not, directly or indirectly, during the Restricted Period, to intentionally or knowingly suggest, assist in or influence a distributor, source, supplier, customer, client or contractor of Hanover Direct to sever his, her or its business relationship with, decrease in any material or substantial respect its activity with, or intentionally or knowingly do anything (whether by act of commission or omission) which would be adverse in any material or substantial respect to the interests of Hanover Direct. This provision shall survive the termination of your employment with Hanover Direct.

You further agree that at any time upon the request of the Company or at the time of the termination of your employment for any reason, you will immediately deliver to Hanover Direct (and will not keep in your possession, recreate or deliver to anyone else) any and all Confidential Information or other property or materials belonging to the Company, its successors or assigns.

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Miscellaneous
-------------

Please understand the foregoing does not constitute a contract of employment between you and Hanover Direct, either expressed or implied. Your employment is "at will," meaning that either you or the Company have the right to terminate your employment at any time, for any reason or for no reason. In addition, the Company reserves the right at its sole discretion to modify, add or delete any of its employee benefit programs or other policies and procedures but not to your material detriment.

Please sign and return to me one of the enclosed copies of this letter.



                                          Sincerely,


                                          ----------------------------
                                          Thomas C. Shull
                                          President, Chief Executive Officer and
                                          Chairman of the Board


-----------------------------
[name]
Date:       , 200_